Exhibit 99.1

Ocean Power Technologies Announces Third Quarter FY2021 Results

Investor Conference Call and Webcast on March 9, 2020, at 11:00 A.M. ET

MONROE TOWNSHIP, N.J., March 5, 2021 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (Nasdaq: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the third quarter of fiscal year 2021 ended January 31, 2021.

Recent Operational Highlights

●	Acquired 3Dent Technology, adding offshore engineering and design services and an established project and customer base.
●	Planned first OPT PowerBuoy® remote deployment.
●	Strengthened its liquidity position with an increase in total cash of $80.4 million.

Management Commentary

“OPT’s third quarter brought dramatic change to our company,” said George H. Kirby, OPT’s President and Chief Executive Officer, “We acquired 3Dent Technology, which we believe is an important step for our long-term growth strategy and expanding our offerings of autonomous clean ocean energy and data solutions. Additionally, we planned our first remote installation of a turnkey wave energy-powered subsea data collection system in Chile, which we believe offers flexibility and cost-reduction to our customers. We also welcomed three new directors to our board who bring valuable expertise in offshore energy, safety, and finance and governance.”

Kirby further said, “A key goal for us this year was to bolster our financial position, improve our liquidity and reduce our capital risk, and we believe that we’ve made great strides towards those efforts. During the fiscal year, the Company has generated $76.1 million in net proceeds through utilization of its ATM Facilities and Equity Line Common Stock Purchase Agreements, including $66.7 in net proceeds raised during the third quarter, during which we saw an increase in share price. Additionally, the Company’s liquidity position has improved due to cost cutting measures that were put in place at the beginning of the year. We believe that the Company’s unrestricted cash balance of approximately $79.8 million as of January 31, 2021, in addition to continued prudent cost management, will provide us with the capital necessary to fund ongoing operations as well as the financial flexibility to execute on our growth strategy, consisting of market expansion, sales cycle acceleration, development of new products and solutions, and strategic acquisitions.”

Third Quarter and First Nine Months Fiscal Year 2021 Financial Review

Revenue for the third quarter of fiscal year 2021 was $0.3 million compared to $0.7 million for the same period in the prior year, and the net loss for the third quarter of fiscal 2021 increased by $0.3 million as compared to the third quarter of fiscal 2020. Revenue for the first nine months of fiscal year 2021 was $0.6 million compared to $1.1 million for the same period in the prior year, and the net loss for the first nine months of fiscal 2021 increased by $0.5 million as compared to the same period in the prior year. The decrease in revenue and increase in net loss for the third quarter and first nine months of fiscal 2021 were mainly attributable to pandemic-related delays of the Company’s revenue-generating projects.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash was $80.4 million as of January 31, 2021. Net cash used in operating activities decreased by $0.1 million during the first nine months of fiscal 2021 to $8.5 million, as compared to the first nine months of fiscal 2020. This decrease is mainly the result of lower cash spending on customer projects and product development costs in the current fiscal year period as compared to the same period in the prior fiscal year. During the nine months ended January 31, 2021 the Company’s At-The-Market agreements and agreements with Aspire Capital generated net proceeds of $76.1 million.

Conference Call & Webcast

OPT will host a conference call and webcast to review its financial and operating results on Tuesday, March 9, 2021, at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the Company’s website at https://www.oceanpowertechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until June 9, 2021. Access by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13694019. The archived webcast will also be available on the OPT website investor relations page.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit https://www.oceanpowertechnologies.com/investor-relations.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission. The Form 10-K may be accessed on www.sec.gov or the Company’s website in the Investor Relations section.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2021	April 30, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,801	$10,002
Restricted cash, short-term	384	707
Accounts receivable	-	105
Contract assets	63	251
Other current assets	1,001	588
Total current assets	81,249	11,653
Property and equipment, net	417	499
Right-of-use asset, net	1,005	1,165
Restricted cash, long-term	222	221
Total assets	$82,893	$13,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loan payable	$175	$-
Accounts payable	74	220
Accrued expenses	2,340	1,353
Contract liabilities, current portion	75	100
Right-of-use liability, current portion	252	229
Warrant liabilities	-	-
Paycheck protection program loan- current	396	-
Total current liabilities	3,312	1,902
Paycheck protection program loan, less current portion	495	-
Right-of-use liability, less current portion	887	1,078
Contract liabilities, less current portion	-	65
Total liabilities	4,694	3,045
Commitments and contingencies (Note 16)
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares,none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 50,589,809 and 12,939,420 shares, respectively	51	13
Treasury stock, at cost; 21,040 and 4,251 shares, respectively	(338)	(302)
Additional paid-in capital	310,342	231,101
Stock subscription receivable	(1,983)	-
Accumulated deficit	(229,696)	(220,136)
Accumulated other comprehensive loss	(177)	(183)
Total stockholders’ equity	78,199	10,493
Total liabilities and stockholders’ equity	$82,893	$13,538

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2021	2020	2021	2020

Revenues	$317	$725	$604	$1,131
Cost of revenues	698	681	1,248	1,335
Gross profit/(loss)	(381)	44	(644)	(204)

Operating expenses:
Engineering and product development costs	1,019	896	3,334	3,403
Selling, general and administrative costs	1,763	2,093	5,591	5,629
Total operating expenses	2,782	2,989	8,925	9,032
Operating loss	(3,163)	(2,945)	(9,569)	(9,236)

Gain due to the change in fair value of warrant liabilities	-	-	-	6
Interest income, net	25	27	45	102
Other expense, net	(16)	-	(49)	-
Foreign exchange gain/(loss)	3	(1)	13	(5)
Net loss	$(3,151)	$(2,919)	$(9,560)	$(9,133)
Basic and diluted net loss per share	$(0.09)	$(0.46)	$(0.41)	$(1.40)
Weighted average shares used to compute basic and diluted net loss per share	33,715,334	6,318,162	23,160,885	6,543,500

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended January 31,
	2021	2020

Cash flows from operating activities:
Net loss	$(9,560)	$(9,133)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)/loss	(13)	5
Depreciation of fixed assets	106	117
Amortization of right of use asset	159	146
Compensation expense related to stock option grants and restricted stock	338	225
Gain due to the change in fair value of warrant liabilities	-	(6)
Loss on disposal of property, plant and equipment	2	-
Changes in operating assets and liabilities:
Accounts receivable	105	(7)
Contract assets	188	(20)
Other assets	(310)	19
Accounts payable	(473)	(194)
Accrued expenses	1,192	257
Change in lease liability	(169)	(147)
Contract liabilities	(90)	107
Net cash used in operating activities	(8,525)	(8,631)
Cash flows from investing activities:
Purchase of property, plant and equipment	(17)	(61)
Net cash used in investing activities	(17)	(61)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	890	-
Proceeds from loan payable	467	-
Payment of loan payable	(292)	-
Proceeds from stock option exercises	40	-
Proceeds from issuance of common stock- Aspire financing net of issuance costs	9,983	850
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	66,166	1,520
Proceeds associated with exercise of common stock warrants	769	-
Proceeds (costs) associated with exercise of pre-funded warrants	-	(16)
Acquisition of treasury stock	(36)	(1)
Net cash provided by financing activities	77,987	2,353
Effect of exchange rate changes on cash, cash equivalents and restricted cash	32	(15)
Net increase/(decrease) in cash, cash equivalents and restricted cash	69,477	(6,354)
Cash, cash equivalents and restricted cash, beginning of period	10,930	17,159
Cash, cash equivalents and restricted cash, end of period	$80,407	$10,805